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                                December 24, 1996





                                                                  (702) 383-8888

Board of Directors
All-Comm Media Corporation
400 Corporate Pointe, Suite 780
Culver City, CA 90230

        Re:    All-Comm Media Corporation
               Registration Statement on Form SB-2

Dear Sirs:

        We have acted as special Nevada counsel for All-Comm Media Corporation, a Nevada corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2 ("Registration Statement"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), with respect to the registration by the Company of four million six thousand fifty six (4,006,056) shares of common stock, par value $.01 per share, of the Company (the "Shares"), consisting of:
(i) two million one hundred thousand (2,100,000) shares to be sold in an underwritten public offering (the "Offering"), of which one million seven hundred fifty thousand (1,750,000) shares will be newly issued shares ("New Shares") and three hundred fifty thousand (350,000) shares outstanding ("Outstanding Underwritten Shares"), (ii) up to three hundred fifteen thousand (315,000) shares subject to the over-allotment options granted to the several underwriters (the "Underwriters") in connection with the Offering, of which one hundred ninety thousand eight hundred twenty seven (190,827) shares will be newly-issued shares (the "New Over-Allotment Shares") and one hundred twenty four thousand one hundred seventy three (124,173) shares outstanding ("Outstanding Over-Allotment Shares"), (iii) two hundred ten thousand (210,000) shares ("Warrant Shares") to be issued upon conversion of certain warrants issued to the Representatives ("Warrants"), and (iv) one million three hundred eighty one thousand fifty six (1,381,056) shares to be sold on a delayed basis by certain stockholders of the Company pursuant to Rule 415 under


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All-Comm Media Corporation
December 24, 1996
Page 2

the Act (the "Delayed Shares"), of which one hundred thirty one thousand fifty six (131,056) shares are outstanding shares (the "Outstanding Delayed Shares"), and one million two hundred fifty thousand (1,250,000) shares (the "Conversion Shares") issued upon conversion of the Company's Class B Convertible Preferred Stock, par value $.01 per share, pursuant to the terms and conditions of such securities (the "Conversion Provisions"), in connection with the Recapitalization. Capitalized terms used in this Opinion Letter and not defined herein shall have the meaning given to them in the Registration Statement. For the purposes of this Opinion Letter, unless otherwise provided, we have assumed that the Recapitalization has occurred.

        We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein, including, but not limited to, the officer's certificate attached hereto as Exhibit A. In addition we have examined all corporate records of the Company since April 1, 1992.

        We understand that Continental Stock Transfer & Trust Company was engaged as of April 1, 1992 to be the transfer agent ("Transfer Agent") for the common stock, par value $.01 per share, of the Company ("Common Stock"), and not the preferred stock, par value of $.01, per share, of the Company ("Preferred Stock"). We assume the records of the Transfer Agent are true, accurate and complete, and contain all transactions with respect to the Common Stock of the Company since April 1, 1992. With respect to the Preferred Stock, we assume that the records of the Company with respect thereto are true, accurate and complete, and that all the 10,000 shares of the Series A Convertible Preferred Stock were redeemed and canceled by the Company, and that all of the 6,200 shares of Series B Convertible Preferred Stock and the 2,000 shares of Series C Convertible Preferred Stock that were authorized for issuance were in fact issued for the consideration provided for in the resolutions authorizing the same. Nothing has come to our attention during the course of our examination of the above referenced records to indicate such records are other than true and accurate.

        Based upon and subject to the foregoing, and subject to the qualifications, limitations, restrictions and assumptions set forth below, we are of the opinion that upon receipt of the consideration called for in the Underwriting Agreement, the Warrants and the Conversion Provisions, and issuance and delivery of the New Shares and the Over-Allotment Shares, the Warrant Shares and the Conversion Shares pursuant to the Underwriting Agreement, the Warrants and the Conversion Provisions, respectively, the Shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable and the holders of such Shares, as such holders, will not be personally liable for the obligations of the Company.


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All-Comm Media Corporation
December 24, 1996
Page 3
        Nothing herein shall be deemed an opinion as to the laws of any other jurisdiction other than the State of Nevada.


        This Opinion Letter is intended solely for use in connection with the registration and offering of the Shares as described in the Registration Statement, and it may not be relied upon for any other purpose, or reproduced or filed publicly, without the written consent of this firm; provided, however, we hereby consent to the filing of this Opinion Letter as an exhibit to the Registration Statement. We also consent to the reference to this firm under the caption "Validity of Shares" in the Registration Statement. In giving this consent, we do not hereby admit that we are in a category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                Very truly yours,


                                            /s/ LIONEL SAWYER & COLLINS
                                            LIONEL SAWYER & COLLINS




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